Exhibit 99.1

MYR Group Inc. Announces New Five Year $175 Million Credit Agreement

Rolling Meadows, Ill., December 21, 2011 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, announced today the execution of a new five-year credit agreement, providing a $175 million revolving credit facility, with a syndicate of lenders led by JPMorgan Chase Bank, N.A. and Bank of America, N.A. This agreement replaces MYR’s existing $75 million revolving credit facility and $10 million term loan which were scheduled to expire on August 31, 2012.

Bill Koertner, MYR’s President and CEO said, “We are pleased with the new credit agreement and thank the lenders involved in the deal. This credit agreement demonstrates our financial strength and we believe that it will help facilitate continued company growth with greater financial flexibility as we continue to pursue major projects, invest in equipment and resources, and explore other opportunities in the market.”

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “appears,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in

Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

-###-